Exhibit P
CALDWELL & ORKIN
CODE OF ETHICS
(Revised March 31, 2006)
I.	PROFESSIONAL STANDARDS

As professional organizations serving the public in the area of asset management, all officers, directors and employees of Caldwell & Orkin, Inc. and C&O Funds Advisor, Inc. (each an “Adviser”) and The Caldwell & Orkin Funds, Inc. (the “Fund”) (collectively, these officers, directors and employees are referred to herein as “Caldwell & Orkin Personnel”) must be guided in their actions by the highest ethical and professional standards.

In view of the foregoing and applicable provisions of the Investment Company Act of 1940 (the “Investment Company Act”) and the Investment Advisers Act of 1940 (the “Advisers Act”), the Fund and the Adviser have determined to adopt this Code of Ethics to specify and prohibit certain types of transactions deemed to create conflicts of interest (or at least the potential for or the appearance of such a conflict), and to establish reporting requirements and enforcement procedures relating to personal trading by Caldwell & Orkin Personnel.
A.	All Caldwell & Orkin Personnel must at all times reflect the professional standards expected of persons in the investment advisory business. These standards require all Caldwell & Orkin Personnel to be judicious, accurate, objective and reasonable in dealing with both clients and other parties so that their personal integrity is unquestionable.

B.	All Caldwell & Orkin Personnel are required to comply with applicable federal securities laws.

C.	At all times, the interests of each Adviser’s clients and the Fund’s shareholders are paramount, and all Caldwell & Orkin Personnel will place the interests of each Adviser’s clients and the Fund’s shareholders ahead of any personal interests, except as may otherwise be approved or disclosed. Accordingly, personal transactions in securities by Caldwell & Orkin Personnel must be accomplished so as to avoid even the appearance of a conflict of interest on the part of such personnel with the interests of each Adviser’s clients or the Fund’s shareholders. Likewise, Caldwell & Orkin Personnel must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with each Adviser or the Fund at the expense of clients, or that otherwise bring into question the person’s independence or judgment.

D.	Each Adviser and the Fund have adopted Insider Trading Policies which set parameters for the establishment, maintenance and enforcement of policies and procedures to detect and prevent the misuse of material non-public information by Caldwell & Orkin Personnel. The Insider Trading Policies are a part of this Code of Ethics.

E.	Each Adviser and the Fund have adopted Personal Trading Policies which set parameters for the establishment, maintenance and enforcement of policies and procedures to detect and prevent Caldwell & Orkin Personnel from taking advantage of, or even appearing to take advantage of, their fiduciary relationship with our clients. The Personal Trading Policies are a part of this Code of Ethics.

F.	Caldwell & Orkin Personnel will not accept compensation for services from outside sources without the specific permission of the Adviser’s Chief Compliance Officer (the “CCO”).

G.	When any Caldwell & Orkin Personnel face a conflict between their personal interest and the interests of clients, they will report the conflict to the CCO for instruction regarding how to proceed.

H.	The recommendations and actions of each Adviser and the Fund are confidential and private matters. Accordingly, it is our policy to prohibit, prior to general public release, the transmission, distribution or communication of any information regarding securities transactions of client accounts except to broker/dealers in the ordinary course of business. In addition, no information obtained during the course of employment regarding particular securities (including internal reports and recommendations) may be transmitted, distributed, or communicated to anyone who is not affiliated with each Adviser or the Fund, without the prior written approval of the CCO.

I.	The policies and guidelines set forth in this Code of Ethics must be strictly adhered to by all Caldwell & Orkin Personnel. Severe disciplinary actions, including dismissal, may be imposed for violations of this Code of Ethics.
II.	INSIDER TRADING
A.	Overview and Purpose

The purpose of the policies and procedures in this Section II (the “Insider Trading Policies”) is to detect and prevent “insider trading” by any person associated with the Adviser or the Fund. The term “insider trading” is not defined in the securities laws, but generally refers to the use of material, non-public information to trade in securities or the communication of material, non-public information to others.

B.	General Policy
1.	Prohibited Activities

All officers, directors and employees of the Adviser and the Fund including contract, temporary, or part-time personnel, or any other person associated with the Adviser or the Fund are prohibited from the following activities:
(a)	trading or recommending trading in securities for any account (personal or client) while in possession of material, non-public information about the issuer of the securities; or

(b)	communicating material, non-public information about the issuer of any securities to any other person.
The activities described above are not only violations of these Insider Trading Policies, but also may be violations of applicable law.

2.	Reporting of Material, Non-Public Information

Any officer, director and employee who possesses or believes that she/he may possesses material, non-public information about any issuer of securities must report the matter immediately to the CCO. The CCO will review the matter and provide further instructions regarding appropriate handling of the information to the reporting individual.
C.	Material Information, Non-Public Information, Insider Trading and Insiders
1.	Material Information. “Material information” generally includes:
•	any information that a reasonable investor would likely consider important in making his or her investment decision; or

•	any information that is reasonably certain to have a substantial effect on the price of a company’s securities.
Examples of material information include the following: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

2.	Non-Public Information. Information is “non-public” until it has been effectively communicated to the market and the market has had time to “absorb” the information. For example, information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

3.	Insider Trading. While the law concerning “insider trading” is not static, it generally prohibits: (1) trading by an insider while in possession of material, non-public information; (2) trading by non-insiders while in possession of material, non-public information, where the information was either disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; and (3) communicating material, non-public information to others.

4.	Insiders. The concept of “insider” is broad, and includes all employees of a company. In addition, any person may be a temporary insider if she/he enters into a special, confidential relationship with a company in the conduct of a company’s affairs and as a result has access to information solely for the company’s purposes. Any person associated with the Adviser may become a temporary insider for a company it advises or for which it performs other services. Temporary insiders may also include the following: a company’s attorneys, accountants, consultants, bank lending officers and the employees of such organizations.

D.	Penalties for Insider Trading

The legal consequences for trading on or communicating material, non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he/she does not personally benefit from the violation. Penalties may include:
•	civil injunctions

•	jail sentences

•	revocation of applicable securities-related registrations and licenses

•	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

•	fines for the employee or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.
In addition, management will impose serious sanctions on any person who violates the Insider Trading Policies. These sanctions may include suspension or dismissal of the person or persons involved.
III.	GENERAL PERSONAL TRADING POLICIES
A.	GENERAL PRINCIPLES

The pre-clearance procedures, trading restrictions and reporting requirements in this Section III (the “Personal Trading Policies”) have been approved by the management of the Adviser and the Fund’s Board of Directors. Transactions by covered persons in covered accounts, as each of these terms is defined below, must be conducted in accordance with the Personal Trading Policies. In the conduct of any and all personal securities transactions, all covered persons must act in accordance with the following general principles:
(a)	the interests of clients must be placed before personal interests at all times;

(b)	no covered person may take inappropriate advantage of his or her position; and

(c)	the Personal Trading Policies shall be followed in such a manner as to avoid any actual or potential conflict of interest or any abuse of a covered person’s position of trust and responsibility.
B.	DEFINITIONS
1.	COVERED PERSONS

All officers, interested directors and employees of the Adviser or the Fund, including contract, temporary or part-time employees (but not Disinterested Fund Directors) are “covered persons” under the Personal Trading Policies.

2.	COVERED ACCOUNTS

A “covered account” under the Personal Trading Policies is any account in which a covered person:
(a)	has a direct or indirect interest, including, without limitation, an account of a spouse, a minor child, a domestic partner, a relative or a friend; or

(b)	has direct or indirect control over purchase or sale of securities.
3.	ADDITIONAL DEFINITIONS
(a)	“Disinterested Fund Directors” are directors of the Fund who are not “interested persons” of the Fund under Section 2(a)(19) of the Investment Company Act of 1940.

(b)	“Part-time employees” means employees employed on a permanent basis, but obligated to work less than a full (i.e., forty-hour) work week.

(c)	“Previously Purchased Securities” means any security held in a covered account as of September 2002.

(d)	“Security” includes stock, notes, bonds, debentures and other evidences of indebtedness (including loan participations and assignments), limited partnership interests, investment contracts, and all derivative instruments, such as options and warrants.
C.	PROHIBITIONS ON TRADING
1.	General Prohibition

Except as otherwise provided below, all covered persons are prohibited from trading any securities in any covered account.

2.	Currently Held Securities

Subject to the pre-clearance requirements in Section D, a covered person will be permitted to sell Previously Purchased Securities provided that (a) no client account has a pending “buy” or “sell” order in that same security on the day of sale; and (b) the Previously Purchased Securities have been held by the covered person for at least 60 days. Notwithstanding the foregoing, portfolio managers, traders and analysts may not sell Previously Purchased Securities under this Section C(2) within 7 calendar days before and 7 calendar days after any client account trades or considers trading the same security.

3.	Restricted List Securities

It is recognized that a covered person may from time to time have a special relationship with an issuer (such as being a director, officer, consultant, or significant shareholder), in which capacity such person may receive material, non-public information regarding an issuer. In such cases, the covered person must give prior notice of the potential relationship to the CCO. The CCO will review the relationship and will determine whether or not to place the securities of the issuer on a Restricted Securities List. Trades in any security on the Restricted Securities List maintained by the CCO are prohibited.
4.	IPOs, Limited Offerings and Investment Clubs

Participation in an IPO, limited offering or investment club is generally prohibited.
D.	PRE-CLEARANCE PROCEDURES
1.	General Procedures

Pre-clearance is required for any covered person with respect to any proposed trade in a covered account in an IPO (generally prohibited), limited offering (generally prohibited), the sale of any Previously Purchased Securities from a covered account or any other trade in a security, unless the specific type of security or trading is excluded from pre-clearance under Section D(3) below. Pre-clearance requests shall follow the following procedures:
(a)	The covered person completes and submits a Pre-Clearance Request Form to the CCO.

(b)	The CCO reviews and approves or rejects the request, communicating its decision to the covered person.

(c)	The CCO will time-stamp its approval or denial on the request form.

(d)	The covered person must execute any approved trade no later than 4:00 p.m. on the next trading day following the time-stamp reflected on the approved request.
2.	Special Pre-Clearance Requests
A.	De Minimis Exemption

A pre-clearance request by a covered person to sell 1,000 or fewer Previously Purchased Securities of an issuer that has at least $1 billion in market capitalization is not subject to the prohibitions in Section C(1) or (2). Such de minimis sale requests will be granted by the CCO, subject to the other Restrictions on Trading and the following conditions:
(a)	The request is not made by a portfolio manager, trader or analyst who is also buying or selling the same security for a client account.

(b)	De minimis exemption grants are only valid for 1 business day (must be executed by 4:00 of the day following grant of the request); and

(c)	Permission under the de minimis exemption may be granted for a particular security only once per covered person every 10 days.

B.	Case-by-Case Exemptions

Because no written policy can provide for every possible contingency, the CCO may consider granting additional exemptions from the Prohibitions on Trading on a case-by-case basis. Any request for such consideration must be submitted by the covered person in writing to the CCO. Exceptions will only be granted in those cases in which the CCO determines that granting the request will create no conflict of interest.
3.	Exceptions from Pre-Clearance Requirements
A.	Transactions in Certain Types of Securities

Transactions by covered persons involving any of the following securities are not subject to any of the Prohibitions on Trading above and do not require pre-clearance by or reporting to the CCO:
(a)	Open-End Mutual Funds not affiliated with Caldwell & Orkin, Inc.

(b)	United States Government Securities (e.g., U.S. Treasury Bonds).

(c)	Money Market Instruments (e.g., bankers’ acceptances, Certificates of Deposit, and repurchase agreements).

(d)	Variable annuities issued by insurance company separate accounts.
B.	Certain Additional Types of Securities

Transactions by covered persons involving any of the following securities are not subject to any of the Prohibitions on Trading above and do not require pre-clearance. However, these types of securities transactions are subject to the reporting requirements in Section E below:
(a)	Purchases or sales of shares of any Caldwell & Orkin Fund or any investment company that is an affiliate of the Adviser and/or the Fund.

(b)	Automatic dividend reinvestment purchases of a publicly traded company.

(c)	Receipt or exercise of rights and warrants issued by a company on a pro rata basis to all holders of a class of security.

(d)	Futures or options in a stock market index, foreign currency, commodities, etc.

(e)	Purchases or sales of shares of Unit Investment Trusts and Exchange Traded Securities (not closed-end mutual funds).
C.	Delegated Discretion Accounts

Pre-clearance is not required on trades in a covered account over which a covered person has no discretion if:

(a)	the covered person provides to the CCO a copy of the written contract pursuant to which investment discretion for the account has been delegated in writing to a fiduciary;

(b)	the covered person certifies in writing that she/he has not and will not discuss potential investment decisions with the independent fiduciary; and

(c)	the covered person ensures that duplicate broker-dealer trade confirmations and monthly/quarterly statements of the discretionary account holdings are provided to the Adviser.
E.	REPORTING AND CUSTODY REQUIREMENTS
1.	Delivery of Code of Ethics

All covered persons shall receive copies of this Code of Ethics and any amendments thereto at the beginning of employment and thereafter as material amendments are made to the Code of Ethics.

2.	Initial Account and Securities Holdings List

Within 10 days after beginning employment, each covered person must provide a list of brokerage accounts and securities owned by the covered person, the covered person’s spouse or minor children, or any other person or entity in which the covered person may have a beneficial interest or derive a direct or indirect benefit, current as of a date within 45 days before beginning employment.

3.	Custody under Adviser’s Master Account

In order to facilitate disclosure of transaction activity to the Adviser, covered persons are required to custody any securities held in a covered account that are subject to reporting requirements under this Code of Ethics at Charles Schwab & Company, Inc. (“Schwab”), under the Adviser’s master custody account. Accordingly, within 30 days after the effective date of this provision or the beginning of a covered person’s employment, each covered person is required to have transferred any such securities to a custody account under the Adviser’s master custody account at Schwab.

Note: On a case-by-case basis, the CCO may make exceptions from the Schwab custody requirement with respect to certain Delegated Discretionary Accounts disclosed under Section III.D.3(C).

4.	Annual Update and Certification

Each covered person must file an annual account statement that reports the covered person’s accounts and securities holdings (list of brokerage accounts and securities in which the covered person has a direct or indirect beneficial interest as of December 31) and execute a certification regarding compliance with the Personal Trading Policies and applicable laws by February 14 each year.

5.	Quarterly Transaction Reports

To the extent required by the SEC, each covered person must file or cause to be filed with the CCO a Quarterly Transaction Report within 30 days after the end of each quarter. Each covered person must report any securities accounts opened during the quarter which could be considered a covered account as defined in Section III.B.2. of this Code of Ethics.

6.	Immediate Trade Confirmations

Each covered person must file or cause to be filed with the CCO a duplicate broker dealer confirmation of each trade conducted by the covered person within 30 days after the trade is completed. If no broker is involved in a trade by a covered person, the covered person shall provide a transaction report within 30 days of the trade.

7.	Content of Transaction Reports

Transaction reports submitted to the CCO under this Section shall contain, at a minimum:
(i)	the date of the transaction, the title and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares and principal amount of each security involved; and

(ii)	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); and

(iii)	the price of the security at which the transaction was effected; and

(iv)	the name of the broker, dealer or bank with or through which the transaction was effected; and

(v)	the date the access person submits the report.
F.	REVIEW BY CCO

The CCO will review all reports created pursuant to Section E above no later than five business days within receipt of each such report to determine if there are any violations with this Code of Ethics.

G.	REPORTING OF VIOLATIONS; PENALTIES FOR VIOLATIONS

Caldwell & Orkin believes in a “culture of compliance,” and has created an environment that encourages and protects covered persons who report violations of this Code of Ethics. Covered persons must promptly report any known or suspected violations of this Code of Ethics to the CCO. Such reporting may be in person, in writing, or made anonymously. Alternatively, covered persons may report violations to the Independent Chairman of The Caldwell & Orkin Funds, Inc., who will then report the violation or suspected violation to the CCO. Covered persons who violate the Personal Trading Policies may be subject to sanctions, which may include, among other things, education or formal censure; a letter of admonition; disgorgement of profits; restrictions on such person’s personal securities transactions; fines, suspension, reassignment, demotion or termination of employment; or other significant remedial action.

All disciplinary responses to violations of the Personal Trading Policies shall be administered by the CCO, subject to approval by the president or chief executive officer of the Adviser. Determinations regarding appropriate disciplinary responses will be administered on a case-by-case basis.

H.	CCO ACTIVITY

In cases where the Adviser’s CCO is the covered person for purposes of this Code of Ethics or the person whose conduct is at issue, the provisions of this Code of Ethics will be enforced by the Adviser’s President.

I.	REVIEW BY BOARD OF DIRECTORS

The Adviser’s CCO must prepare an annual report on this Code of Ethics for review by the Board of Directors of the Fund in accordance with Rule 17j-1 of the Investment Company Act of 1940. In accordance with Rule 17j-1, the report must contain the following
1.	A description of issues arising under the Code of Ethics since the last report including, but not limited to, information about any violations of the Code, sanctions imposed in response to such violations, changes made to the Code’s provisions and procedures, and any recommended changes to the Code; and

2.	A certification that the Adviser has adopted such procedures as are reasonably necessary to prevent access persons from violating the Code of Ethics.
J.	RETENTION OF RECORDS

The Adviser must maintain all records required by Rule 17j-1 under the Investment Company Act for the periods required by the rule, including:
1.	copies of this Code of Ethics;

2.	records of any violation of the Code of Ethics and actions taken as a result of the violations;

3.	copies of all acknowledgments signed by the Adviser’s personnel upon receipt of this Code of Ethics and certification to comply with the Code of Ethics made by the Adviser’s personnel;

4.	lists of all the Adviser’s personnel who are, or within the past five years have been, access persons subject to the trading restrictions of this Code of Ethics and lists of the compliance personnel responsible for monitoring compliance with those trading restrictions; and

5.	copies of the annual reports to the Board of Directors pursuant to Section I above

ACKNOWLEDGEMENT
The undersigned hereby acknowledges receipt of the Caldwell & Orkin Code of Ethics and certifies that the undersigned has read the same and agrees to abide by this Code of Ethics.
Date:_________________________________
Print Name:____________________________
Signature:_____________________________